EXHIBIT 99.2


                              SHAREHOLDER AGREEMENT

      THIS SHAREHOLDER AGREEMENT (the "Agreement") is made and entered into as of October 3, 2000 by and between Thoratec Laboratories Corporation, a California corporation ("Thoratec"), and Thermo Electron Corporation, a Delaware corporation ("TEC"). TEC is a stockholder of Thermo Cardiosystems Inc., a Massachusetts corporation ("TCA").

      A. Concurrently with the execution of this Agreement, Thoratec, Lightning Acquisition Corp., a Massachusetts corporation and wholly-owned subsidiary of Thoratec ("Merger Sub"), TEC and TCA are entering into an Agreement and Plan of Merger (the "Merger Agreement") under which those parties are agreeing, upon the terms and subject to the conditions set forth in the Merger Agreement, to merge Merger Sub into TCA (the "Merger").

      B. As of the date of this Agreement, TEC is the beneficial owner of 23,129,293 shares of the common stock, par value $0.10 per share, of TCA.

      C. As an inducement and condition to entering into the Merger Agreement, Thoratec and TEC have agreed that TEC will have the right to be represented on the board of directors of Thoratec and that TEC will agree to certain restrictions respecting the stock of Thoratec, all as set forth in this Agreement.

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

     1. Certain Definitions. For purposes of this Agreement, these terms have these meanings:

     (a) "Affiliate" has the meaning specified in Rule 1-02(b) of Regulation S-X under the Securities Act but excluding any person or entity that would in the absence of this exclusion, be deemed an Affiliate of TEC solely as a result of a non-employee director serving as a member of the TEC Board of Directors.

            (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined under Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include all securities Beneficially Owned by all Affiliates of that Person and all other Persons with whom that Person would constitute a Group.

      (c) "Group" has the meaning set forth in Section 13(d) of the Exchange Act with respect to the securities of Thoratec.

            (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            (e) "Existing Shares" means all issued and outstanding shares of TCA common stock owned of record or Beneficially Owned by TEC as of the record date for determining the Persons entitled to receive notice of, and to vote at, a meeting of the shareholders of TCA called for purpose of voting on the Merger Agreement and the Merger.

            (f) "Person" means any individual or entity.

            (g) "Securities Act" means the Securities Act of 1933, as amended.

            (h) "Voting Power" means the number of votes that the Voting Securities are entitled to cast in an election of directors of Thoratec.

            (i) "Voting Securities" means the capital stock and any other securities issued by Thoratec having the power to vote in the election of directors of Thoratec, other than securities having such power only upon the happening of a contingency.

      2. Representations and Warranties of TEC. TEC represents and warrants to Thoratec that, as of the date of this Agreement:

          (a) TEC Beneficially Owns 23,129,293 Existing Shares. The Existing Shares constitute all the shares of TCA common stock Beneficially Owned by TEC. TEC does not Beneficially Own any options or other rights to purchase any other shares of TCA common stock, nor does TEC have any put or similar right or any obligation to sell or transfer any securities of TCA to any other Person.

          (b) TEC has the corporate power and authority to enter into and perform all of TEC's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by TEC and constitutes a valid and binding agreement of TEC, enforceable against TEC in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (c)  Except  for  any  applicable  filings  under  federal  and  state securities laws, no filing with, and no permit, authorization, consent or approval of, any governmental entity is required to be made or obtained by TEC for the execution of this Agreement by TEC or the compliance by TEC with its provisions. Neither the execution and delivery of this Agreement by TEC nor the compliance by TEC with its provisions will: (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, acceleration, redemption or purchase) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or material license, lease, agreement or other instrument or obligation to which TEC is a party or by which TEC or any of TEC's properties or assets is bound or (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to TEC or any of TEC's properties or assets.

          (d) All the Existing Shares are held by TEC or an Affiliate of TEC, or by a nominee or custodian for the benefit of TEC, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements, except for those imposed by this Agreement and the Merger Agreement.

          (e) TEC understands and acknowledges that Thoratec is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon TEC's concurrent execution and delivery of this Agreement.

          (f) The representations and warranties set forth in this Section 2 shall survive the completion of the Merger.

      3. Representations and Warranties of Thoratec. Thoratec hereby represents and warrants to TEC that, as of the date of this Agreement:

          (a) Thoratec has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Thoratec and constitutes a valid and binding agreement of Thoratec, enforceable against Thoratec in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (b) Except for any applicable filings under federal and state securities laws, no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the execution of this Agreement by Thoratec or the compliance by Thoratec with its provisions. Neither the execution and delivery of this Agreement by Thoratec nor the compliance by Thoratec with any of its provisions will: (i) conflict with or result in any breach of any organizational documents of Thoratec, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, acceleration, redemption or purchase) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or material license, lease, agreement or other instrument or obligation of any kind to which Thoratec is a party or by which Thoratec or any of its properties or assets is bound or (iii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Thoratec or any of its properties or assets.

          (c) The representations and warranties set forth in this Section 3 shall survive the completion of the Merger.

      4.    Thoratec Board Matters.

      (a) Effective if and when the Merger closes, Thoratec shall cause Thoratec's board of directors to take all necessary action to elect a nominee of TEC to fill one of the vacancies on Thoratec's board of directors.

      (b) For meetings of Thoratec's shareholders occurring if and after the Merger closes at which Thoratec's shareholders are asked to elect the members of Thoratec's board of directors, if requested by TEC, Thoratec shall nominate, as a member of the slate of directors to be elected at that meeting, one person designated by TEC (the "TEC Nominee"). Thoratec shall take any and all actions reasonably necessary to attempt to cause Thoratec's shareholders to vote for the TEC Nominee.

      (c) Subject to Section 4(e) and for so long as the TEC Nominee is a member of Thoratec's board of directors, TEC may appoint one observer (who can change from meeting to meeting) to participate in any and all meetings of Thoratec's board of directors in which the TEC Nominee does not participate. TEC shall notify Thoratec of the identity of any observer at least 24 hours in advance of any meeting that will be attended by that observer. At Thoratec's request, TEC and any observer shall enter into a confidentiality agreement in form and substance reasonably acceptable to Thoratec protecting the information provided to the observer.

      (d) The person whom TEC nominates to serve on Thoratec's board of directors under Section 4(b) (at the record date for the shareholder meeting or vote at which that nominee will be considered for election) and the person or persons who serve as observers under Section 4(c) (when they participate in meetings of Thoratec's board of directors) shall be management employees of TEC. If requested, those persons shall excuse themselves from those portions of Thoratec board meetings at which agreements, arrangements or other issues on which Thoratec or Affiliates of Thoratec, on one hand, and TEC or Affiliates of TEC, on the other hand, are materially adverse or in conflict.

      (e) This Section 4 shall terminate in all respects if and when TEC ceases to Beneficially Own at least 10% of the Voting Power.

      5. Acquisitions of Voting Securities. TEC shall not, directly or indirectly, without the prior consent of the board of directors of Thoratec specifically expressed in a resolution, Beneficially Own any Voting Securities except for: (i) the shares of Thoratec common stock issued to TEC in the Merger,
(ii) any shares of Thoratec common stock issued as a dividend on the shares of such stock and (iii) any shares of Thoratec common stock issued pursuant to a stock split or recapitalization (together with the shares referred to in clauses
(i) and (ii), the "Thoratec Shares"). Except as authorized by this Section 5, TEC shall assure that neither TEC nor any Affiliate of TEC or member of any Group of which TEC is a member shall acquire Beneficial Ownership of any Voting Securities.

      6.    Restrictions on Transfer.

      (a) TEC shall not, directly or indirectly, without the prior consent of the board of directors of Thoratec specifically expressed in a resolution, sell, transfer, pledge, encumber or otherwise dispose of (collectively "Transfer" and, as appropriate, "Transferred") any Thoratec Shares except in compliance with this Section 6.

      (b) TEC acknowledges that the Thoratec Shares may be Transferred in the absence of registration under the Securities Act only pursuant to an exemption from such registration and in accordance with this Agreement. The Thoratec Shares will be subject to stop transfer orders. The certificates representing the Thoratec Shares will bear the following legends:

     "THE  SECURITIES   REPRESENTED  BY  THIS   CERTIFICATE  WERE  ISSUED  IN  A
TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES.

        IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND THE OTHER PROVISIONS OF A SHAREHOLDER AGREEMENT DATED AS OF OCTOBER 2, 2000, AS IT MAY BE AMENDED FROM TIME TO TIME, BETWEEN THORATEC AND TEC, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THORATEC."

      (c) Except as set forth in Section 6(d), TEC agrees that it will not Transfer any Thoratec Shares prior to four months after the date the Merger becomes effective; that it will not Transfer more than 25% of the Thoratec Shares prior to the first anniversary of the date the Merger becomes effective; and that it will not Transfer more than 50% of the Thoratec Shares prior to 18 months after the date the Merger becomes effective. Thoratec agrees to remove the legend in Section 6(b) above relating to the restrictions on transfer and other provisions of this Agreement with respect to certificates representing that number of Thoratec Shares no longer subject to the restrictions on transfer pursuant to this Section 6(c).

      (d) Notwithstanding the restrictions on Transfers imposed by Sections 6(b) and 6(c), TEC may Transfer Thoratec Shares in whole or in part if such Transfer is:

            (i) in connection with, or at any time following the consummation of, a transaction approved by the board of directors of Thoratec resulting in the sale of substantially all of the consolidated assets of Thoratec or the merger (other than the Merger) of Thoratec with another entity pursuant to which the shareholders of Thoratec immediately before that merger will not possess more than 50% of the Voting Power of Thoratec or the surviving entity immediately after that merger;

            (ii) to a Person in connection with a tender or exchange offer by such Person which is approved by a majority of Thoratec's board of directors and reflected in a Schedule 14D-9 filed with the Securities and Exchange Commission;

            (iii) to Thoratec or any Person designated by Thoratec's board of directors as specifically expressed in a resolution, in exchange for cash, securities or other consideration specified by Thoratec's board of directors and subject to whatever other conditions may be specified in that resolution or

            (iv) to any Affiliate of TEC, but only if the transferee, its Affiliates and the members of any Group of which the transferee is a member agree in writing to be bound by this Agreement as if they were TEC, with such modifications thereto as Thoratec deems reasonably necessary to carry out the purposes of this Agreement (by way of example, if TEC's obligations under this Agreement shall have terminated because TEC no longer holds the requisite number of shares under Section 11 of this Agreement, the agreement with the transferee and its Affiliates and members of that Group shall make clear that their obligations shall nevertheless continue if, together, they hold that requisite amount).

      (e) No Thoratec Shares shall be Transferred pursuant to any privately negotiated transaction (except as permitted by Section 6(d) above) if, after giving effect to that Transfer, the transferee, its Affiliates and members of any Group of which the transferee is a member would together Beneficially Own Voting Securities representing more than 10% of the Voting Power.

      7. Disclosure. TEC hereby agrees to permit Thoratec to publish and disclose in the registration statement and joint proxy statement/prospectus (including all documents and schedules filed with the Securities and Exchange Commission) contemplated by the Merger Agreement, and in any press release or other disclosure document that Thoratec reasonably determines to be necessary or desirable in connection with the Merger and any transactions related thereto, TEC's identity and ownership of TCA common stock and the nature of TEC's commitments, arrangements and understandings under this Agreement, provided, that any such disclosure document filed with the Securities and Exchange Commission, and to the extent practicable any press releases and similar disclosures, will be submitted to TEC for comment prior to filing or dissemination.

      8.  Voting  of  Thoratec   Common  Stock.   TEC  hereby   irrevocably  and
unconditionally agrees that, during the period commencing with the closing of the Merger and continuing until the termination of this Agreement:

            (a) TEC shall, and shall cause its Affiliates and members of any Group of which TEC is a member to, appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Thoratec common stock, however called, or otherwise cause the Voting Securities Beneficially Owned by them to be counted as present thereat for purposes of establishing and maintaining a quorum.

            (b) TEC shall,  and shall  cause its  Affiliates  and members of any
Group of which TEC is a member to, vote or provide a written consent with respect to the Voting Securities Beneficially Owned by them, but not more than a number of shares representing 5% of Voting Power of Voting Securities outstanding upon the Closing of the Merger in the manner directed by Thoratec management at any such meeting or pursuant to such written consent, provided, that if and to the extent necessary to assure the election of the TEC Nominee, TEC may deviate from this principle.

          (c) TEC shall not, and shall cause its Affiliates and members of any Group of which TEC is a member, not to deposit any Voting Securities Beneficially Owned by them in a voting trust or subject any Voting Securities Beneficially Owned by them to any arrangements or agreements with respect to the voting of such Voting Securities; provided that this restriction shall not apply to any Voting Securities Beneficially Owned by TEC in excess of a number of shares representing 5% of the Voting Power of Voting Securities outstanding upon the Closing of the Merger.

            (d) Thoratec shall indemnify and hold harmless TEC and each officer, director, employee, agent, representative or person who controls TEC (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and reasonable legal fees and expenses) resulting from (x) the agreement by TEC, pursuant to Section 8(b) above, to vote shares of Thoratec as directed by Thoratec management or (y) the voting of any such shares as so directed by Thoratec management, TEC shall
(i) give prompt notice to Thoratec of any claim with respect to which it seeks indemnification hereunder and (ii) permit Thoratec to assume the defense of such claims with counsel of Thoratec's choice, provided that TEC shall have the right to employ separate counsel and to participate in (but not control) the defense of such claim, but the fees and expenses of such counsel shall be at the expense of TEC unless: (A) Thoratec shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to TEC in a timely manner or
(B) in the reasonable judgment of TEC, based upon the advice of outside counsel, a material potential conflict of interest exists between TEC and Thoratec with respect to such claim (in which case, if TEC notifies Thoratec in writing that TEC elects to employ separate counsel at the expense of Thoratec, Thoratec shall not have the right to assume the defense of such claim on behalf of TEC). TEC will not be required to consent to entry of any judgment or enter into any settlement which does not include as an unconditional term given by the claimant or plaintiff to TEC of a release from all liability in respect of such claim. Thoratec will not be obligated to pay the fees and expenses of more than one counsel for TEC with respect to any such claim. If for any reason the foregoing indemnification is unavailable to TEC or insufficient to hold it harmless, then Thoratec shall contribute to the amount paid or payable by TEC as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by Thoratec and TEC, but also the relative fault of Thoratec and TEC, as well as any other relevant equitable considerations. Thoratec shall have no obligation of indemnity with respect to voting on any specific matter pursuant to (y) above, if Thoratec notifies TEC that it releases TEC's obligations with respect to voting the shares on such particular matter at least three business days prior to any vote and Thoratec does not vote the shares on such particular matter.

            (e) At the closing of the Merger the parties shall execute a certificate setting forth the calculation of the number of shares referenced in
(b) and (c) above.

      9. Limitations on Ownership. Except as otherwise set forth in this Agreement, Thoratec shall not impair or otherwise adversely restrict or limit the exercise of any voting or other rights of the Voting Securities held by TEC, whether through an amendment to its Articles of Incorporation or its Bylaws, through any agreement or otherwise. Without limiting the foregoing, Thoratec shall exempt TEC from the provisions of any shareholder rights plan and shall not adopt any other "anti-takeover" measure (including but not limited to any supermajority voting requirement, control share provision or acceleration provision) that treats TEC in any manner different from that treatment accorded each other holder of Voting Securities.

      10. Equitable Remedies. Thoratec and TEC acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached. Accordingly, they agree that the non-breaching or potentially breaching party shall be entitled to an injunction, specific performance or other equitable relief, without the need to post bond, to prevent or cure any breaches of this Agreement (including, without limitation, its Section 5) and to enforce specifically the provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which that party may be entitled at law or in equity.

      11. Options. The parties acknowledge that TEC has issued options to purchase 66,700 shares of issued and outstanding TCA Common Stock owned by TEC. Upon consummation of the Merger, these options will become exercisable for shares of Thoratec Common Stock. TEC agrees not to issue any additional securities exercisable for or convertible into shares of TCA Common Stock. Thoratec acknowledges that if the options are exercised, the shares of Thoratec Common Stock issuable upon exercise of the options will not be subject to this Agreement.

      12. Termination. This Agreement shall terminate on the earlier to occur of: (a) the termination of the Merger Agreement in accordance with its Article VIII and (b) such time as TEC Beneficially Owns less than 5% of the Voting Power.

      13.   Miscellaneous.

      (a) This Agreement may be amended, modified or supplemented only by written agreement of Thoratec and TEC.

      (b) Any failure of TEC, on one hand, or Thoratec, on the other hand, to comply with any provision of this Agreement may be waived by Thoratec or TEC, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with that provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      (c) All notices and other communications hereunder shall be in writing and shall be delivered personally, by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof. Any such notice shall be effective upon receipt, if personally delivered, or on the next business day following transmittal, if sent by confirmed facsimile. Notices shall be delivered as follows:

            (1)   if to Thoratec, to:

                  Thoratec Laboratories Corporation
                  6035 Stoneridge Drive
                  Pleasanton, California 94588
                  Telephone: (925) 847-8600
                  Facsimile: (925) 847-8625
                  Attention: D. Keith Grossman

                  with a copy to:

                  Heller Ehrman White & McAuliffe LLP
                  2500 Sand Hill Road
                  Suite 100
                  Menlo Park, California 94025
                 Telephone: (650) 234-4200
                  Facsimile: (650) 234-4299
                 Attention: August J. Moretti, Esq.

                                         6
            (2) If to TEC, to:

                       Thermo Electron Corporation
                       81 Wyman Street
                       Waltham, Massachusetts 02454
                       Telephone: (781) 622-1198
                       Facsimile: (781) 622-1283
                       Attention: Seth Hoogasian

                       with a copy to:

                       Hale and Dorr LLP
                       60 State Street
                       Boston, Massachusetts 02109
                       Telephone: (617) 526-6000
                       Facsimile: (617) 526-5000
                         Attention: Jay E. Bothwick, Esq

      (d) Except as provided in the next sentence, neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. Thoratec's rights set forth in this Agreement shall redound to the benefit of any successor to Thoratec or any successor to Thoratec's business, including with respect to any equity securities that replace or are issued in exchange for Thoratec common stock. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies hereunder upon any other Person except the parties hereto.

      (e) This Agreement shall be governed by the laws of the State of California without reference to its principles of conflicts of law.

      (f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (g) In case any provision of this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

      (h) The section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word "including" shall mean "including without limitation."

      (i) This Agreement, the Merger Agreement and the other "TCA Agreements" and "TEC Agreements" referenced in the Merger Agreement embody the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement.

      (j) If either party hereto seeks to enforce any of its rights under this Agreement or obtain any remedy in connection with this Agreement, whether by formal legal proceedings or otherwise, the party that substantially prevails shall be entitled to recover all of its costs and expenses incurred in connection with that effort, including its attorneys' fees and costs.

      (k) From time to time, at either party's request and without further consideration, the other party hereto shall execute and deliver such additional documents and take such other actions as may be necessary or desirable to effectuate the provisions of this Agreement.

      (l) Each party to this Agreement has been represented by counsel during the preparation and negotiation of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                   THORATEC LABORATORIES CORPORATION

                                   By: /s/ D. KEITH GROSSMAN
                                   ------------------------------------
                                   Name:   D. Keith Grossman
                                   Title:  President and Chief Executive Officer

                                   THERMO ELECTRON CORPORATION


                                   By:  /s/ Theo Melas-Kyriazi
                                        ------------------------------------
                                   Name:     Theo Melas-Kyriazi
                                   Title:    Vice President and Chief Financial
                                             Officer